ASSET PURCHASE AGREEMENT

Dated as of January 30, 2009

PANEL INTELLIGENCE, LLC,
a Delaware limited liability company, as Seller,

MERRIMAN CURHAN FORD GROUP, INC.

and

PANEL INTELLIGENCE, LLC
a Massachusetts limited liability company, as Buyer

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated and effective as of January 30, 2009 (the “Effective Date”), is entered into by and between PANEL INTELLIGENCE, LLC, a Delaware limited liability company (“Seller”), Merriman, Curhan, Ford, Group, Inc. a Delaware corporation with a principal place of business in San Francisco, California (“MCF Group”) and Panel Intelligence, LLC a Massachusetts limited liability company (“Buyer”), with respect to the following facts and circumstances.

RECITALS

A.           Seller, a wholly-owned subsidiary of MCF Group conducts a consulting business in which it performs primary qualitative and quantitative research for its clients (the “Business”).

B.           Seller generated negative cash flow in 2008 and requires an investment by MCF Group of at least $100,000 within the next 30 days, and of at least $500,000 in 2009, in order to continue its operations.

C.           MCF Group is unable to continue to fund Seller’s operating deficits, and as a result, Seller will be required to cease operations.

D.           MCF Group has retained an investment banker to sell the Business but has not received an offer other than Buyer’s despite having contacted over 35 potential acquirers.

E.           MCF Group has determined that it is in its best interests, as the sole member of Seller, to consent to Seller’s sale of substantially all of its assets to Buyer, and thereafter, to seek additional market capital from outside investors so as to enable MCF Group to remain in operation.

F.           Buyer, wishes to acquire substantially all of Seller’s Assets, as more particularly described in Section 1.2 hereof,

G.           Seller wishes to sell the Assets to Buyer.

H.           The Recitals constitute a material part of this Agreement upon which the Parties have relied in entering into this Agreement, and this Agreement shall be construed in light thereof.

NOW, THEREFORE, on the basis of the foregoing facts and in consideration of the covenants, agreements and acts of the Parties as hereinafter set forth, the Parties hereby covenant and agree as follows:

ARTICLE I.
THE SALE AND PURCHASE TRANSACTION

1.1           Sale and Purchase of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Date, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, free and clear of any Encumbrances, all of Seller's right, title and interest in and to the Assets as defined in Section 1.2

1.2           Acquired Assets.  The assets being acquired hereunder consist of substantially all the assets of Seller including without limitation the assets listed on Schedule 1.2 hereto under “Assets” and (a) all brochures, trade and marketing materials, service offering descriptions, and other documents, in written and electronic form, which are currently employed by Seller in the conduct of the Business, (b) any and all intellectual property and copyrights related to the items identified in (a) if and to the extent owned by Seller; (c)  all books and records, whether in written or electronic form, showing customer lists, customer sales, accounts, fees and commission, orders, rejections, and correspondence with customers, vendors or other third parties during the period Seller has owned the business; and (d) other information and copies of documents likely to be helpful or useful to Buyer in operating the Business after the Effective Date (the “Assets”). For avoidance of doubt, the Parties agree that Assets do not include the items listed under “Excluded Assets” on Schedule 1.2 (“Excluded Assets”).

1.3           Assumed Liabilities.  Except for the liabilities set forth on Schedule 1.3 (the “Assumed Liabilities”), Buyer does not assume and will not be responsible for any obligations or liabilities of Seller or MCF Group of any type or nature, including, but not limited to, the liability, if any, under claims for approximately ₤127,418.23 GBP asserted by Fieldworks International relating to work performed in 2007 (“Vendor Liability”) or any liabilities that may arise in connection with the pending IRS audit of MCF Group and Seller. Buyer will, if requested by Seller, contribute up to $20,000 to settle the Vendor Liability.

1.4           Purchase Price; Payment.  The purchase price for the Assets shall be one million dollars ($1,000,000) cash payable at Closing (“Cash Payment”), plus shares of MCF Group worth $100,000 determined in accordance with Section 1.4.2 hereof plus the Assumed Liabilities (the “Purchase Price”).

1.4.1               Wire. At the Closing, Buyer shall transfer the Cash Payment by wire transfer of federal funds in accordance with wire transfer instructions delivered by Seller (with accompanying Federal tax identification number) to Buyer in writing prior to the Effective Date (“Buyer’s Wire Transfer Instructions”).

1.4.2               At the Closing, Buyer, in payment of the shares portion of the Purchase Price, shall transfer free and clear of any Encumbrances to MCF Group, by means of a stock power acceptable in form to Seller a number of shares (the “Purchased Shares”) equal to one hundred thousand divided by the deemed average price of MCF Group shares determined as set forth herein (the “Deemed Average Price”).  “Deemed Average Price” shall mean the average of the last sales price per share of MCF Group common stock, as reported in the Wall Street Journal, for the thirty (30) trading days immediately preceding the Effective Date..

1.5           Allocation of Purchase Price.  The Parties have prepared the allocation schedule attached hereto as Schedule 1.5 and agree that the Parties shall allocate the Purchase Price (and all other capitalizable costs) among the Assets for tax purposes in accordance with Schedule 1.5

1.6           Interim Services Agreement.  For a period of 30 days following the Closing, MCF Group and Seller shall, on behalf of Buyer, continue to provide the same benefits to Buyer’s employees as it provided to Seller’s employees and will provide the same HR, IT and accounting services to Buyer as it provided to Seller prior to Closing, and shall otherwise assist Buyer in establishing its own functions in such regard, in return for which Buyer shall pay Seller $10,000 at the end of such 30 period. MCF Group and Seller will, if requested by Buyer, provide IT and/or accounting services for an additional 60 days for a fee not to exceed $10,000 to be negotiated in good faith at the time of the request.

1.7           Lease.  The Business currently is conducted at the premises known as 150 CambridgePark Drive, Cambridge, Massachusetts 02140 (“Premises”), which premises are made available to Seller pursuant to that certain lease (the “Lease”) dated May 21, 2007 by and between Seller and CambridgePark 150 Realty Corporation, a Delaware corporation (“Landlord”).

1.7.1               Seller shall execute with Buyer a Sublease (“Sublease”) in the form acceptable to the parties pursuant to which Buyer shall be obligated to pay to Seller two-thirds of the Operating Costs, Real Estate Taxes and Annual Rent as defined under the Lease (“Sub-rent”). If the parties are unable to finalize the terms of the Sublease prior to the Closing, they shall negotiate in good faith for 30 days thereafter. If they are unable to reach agreement after said thirty-day period, then Buyer shall, within 6 months, vacate the Premises and its obligations to pay Seller shall terminate. Buyer shall pay the Sub-rent during any period when it is occupying the Premises. Among other matters, the Sublease shall permit Buyer to vacate the Premises without liability to Seller or MCF Group if a) the Landlord refuses to consent to the sublease after the parties good faith efforts to obtain it or b) Landlord gives notice of its intention to commence eviction proceedings or c) Landlord interferes with Buyer’s ability to use the premises to conduct its business in the ordinary course.

1.7.2               Buyer and Seller will cooperate in good faith to obtain Landlord’s consent to the Sublease.

1.7.3               The Landlord currently holds a security deposit under the Lease that is and will remain the property of the Seller.

1.7.4               If, after the closing of the Contemplated Transactions, Buyer subleases a portion of the Premises at a rental rate in excess of the rent payable under the Sublease, Buyer and Seller shall share the premium over $20 per square foot one-half to Buyer and one-half to Seller.

1.8           Tradenames, Trademarks, and Service Marks.  After the Effective Date, Seller shall have no authority to use the name “Panel Intelligence,” “Medpanel,” the names set forth on Schedule 1.2 or any name substantially similar there to in the conduct of its business.  Seller shall discontinue any usage of such names as tradenames, trademarks, service marks, or otherwise, other than as needed to identify itself as being the limited liability company formerly operating a business under that name or those names.

1.9           Employees and Key Management.  On the Closing Date, Buyer shall offer to employ the employees of Seller set forth on Schedule 1.9, and, except as provided in the Interim Services Agreement described in Section 1.6, Buyer shall be solely responsible for all liabilities and obligations owed to such employees in connection with their employment on or after the Closing Date or arising in connection with such employee’s subsequent termination by Buyer. Seller shall remain liable to such employees for salaries, benefits, retirement payments and the like that accrued prior to the Effective Date. Each such Person employed by Buyer is hereinafter referred to individually as an “Employee” and collectively as the “Employees”.  Except as provided in the Interim Services Agreement, Buyer hereby assumes and shall be responsible for, and Seller shall have no liability with respect to, any and all claims with respect to any Employee on or after the Closing Date, arising from any action by Buyer after the Closing Date.  Seller agrees to reasonably cooperate in the transition of employees of Seller to Buyer.  Notwithstanding the foregoing, Seller does not warrant or guarantee that the employees of Seller involved in the Business will in fact accept Buyer’s offer of employment.

1.10           Assignment of Contracts.  Prior to the Effective Date, the Parties have identified the vendor, customer or other contracts or agreements pertaining to the operation of the Business or service offerings that Buyer wishes to assume as part of the Assumed Liabilities in connection with its operation of the Business after the Effective Date and have listed them on Schedule 1.10 (the “Contracts”).  Seller shall reasonably cooperate with Buyer in obtaining assignments of those contracts, and consents to the assignment of the parties to the Contract, on terms reasonably acceptable to Buyer.  With respect to any such assigned contracts, Buyer shall be liable for any invoices from the other parties thereto received after the Effective Date, regardless of whether the invoice covers a period prior to or after the Effective Date.

1.11           Allocation of Expenses.  Seller shall be responsible for all invoices or other demands for payment received prior to the Effective Date and Buyer shall be responsible for all invoices and other demands for payment received after the Effective Date, regardless of whether the invoice or other demand for payment covers a period prior to or after the Effective Date.

1.12           Time and Place of Closing.  Unless terminated earlier, the Contemplated Transactions shall be consummated (the “Closing”) at 10:00 a.m. pacific standard time on Friday January 30, 2009, or on such other date, or at such other place, as shall be mutually agreed upon by Seller and Buyer.  The date on which the Closing shall occur in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date”.  The Closing may occur by facsimile counterparts. The Buyer and Seller hereby agree the Closing shall be effective as of the Closing Date.

1.13           Equipment. Seller leases certain equipment from Bank of the West under lease number 002-0003341-001 dated 9-28-07(“Equipment lease”) Within 30 days hereof, Seller and Buyer shall pay off the Equipment lease and acquire the Equipment for Buyer with Seller and MCF Group paying 1/3 of the cost and Buyer paying 2/3 of the cost.

ARTICLE II.
CERTAIN COVENANTS

2.1           Certain Tax Matters.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Party against whom they are assessed when due, and each Party will, at its own expense, file all necessary tax returns and other documentation with respect to all such Taxes, fees and charges. Buyer shall be responsible for the preparation of and filing the appropriate documentation, including the purchase price allocation, under Section 1060 of the Internal Revenue Code, including Form 8594, in accordance with Schedule 2.1 hereof and Seller agrees to file a conforming form after the completion of the Contemplated Transactions hereunder.

2.2           Publicity.  For 3 months following the closing, no Party shall issue any press release or otherwise make any announcements to the public about the Contemplated Transactions without the prior written consent of the other Parties, except as required by any applicable Legal Requirements.   Seller and Buyer may inform the employees, members, managers, customers, and suppliers and others having dealings with Seller and/or Buyer regarding the Business by letter and in person but shall not disclose the terms of the transaction unless necessary for the dealings to proceed.  Thereafter, for a period of 3 months following the Closing, Buyer shall make no further announcement regarding the transfer of the Assets or Buyer’s receipt of the Business without Seller’s prior written consent, which consent shall not be unreasonably withheld.

2.3           Confidentiality; Privilege.  Each Party shall keep confidential and shall not appropriate for its own use, reveal or disclose to anyone except as necessary to fulfill a Party’s obligations hereunder, any confidential information of the other (as a “Disclosing Party”) which may become known to it prior to or during the term of this Agreement (a “Receiving Party”). Each Party agrees to take the necessary steps to protect and maintain the confidentiality of such confidential and proprietary information of the other. Confidential or Proprietary Information shall mean any information maintained as confidential by the other which is not publicly known and not lawfully available without restriction from a third party and identified as such in writing at the time of disclosure by the Disclosing Party. The foregoing restrictions will not apply to any such Confidential Information that is (i) required to be disclosed by court order, subpoena or decree or in compliance with applicable law; (ii) in the public domain other than by reason of a breach hereof by the receiving Party, (iii) known to the Receiving Party prior to its receipt from the Disclosing Party hereunder and is not subject to a confidentiality obligation, (iv) independently developed by the Receiving Party, (v) received by the Receiving Party from a third party and not subject to a confidentiality obligation. Each Party acknowledges that the Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information, regardless of whether such claims have been or are entitled to be asserted.  Buyer shall not be obligated to maintain Confidential Information purchased by it hereunder.

2.4           Retention of Records.  After the Effective Date, Seller and Buyer shall each provide the other and its representatives reasonable access to records that relate to the Business, during normal business hours and on at least three days’ prior written notice, for any purpose reasonably related to their business activities prior to or after the Effective Date as the case may be.

2.5           Assumption of Liabilities.   Buyer hereby  assumes and agrees to discharge and perform when due, the Assumed Liabilities.  The assumption by Buyer of the Assumed Liabilities shall not expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third party would have had against Seller had Buyer not assumed the Assumed Liabilities.  Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER AND MCF GROUP

Seller and the MCF Group jointly and severally represent and warrant to Buyer as follows.

3.1           Organization; Qualification.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.  Seller has the limited liability company power and authority to operate, own and lease its properties, perform its obligations, and otherwise carry on its business as now conducted.  Each of Seller and MCF Group have the absolute and unrestricted power, authority and capacity to enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations under this Agreement and such Other Agreements.

3.2           Authorization; Enforceability.  This Agreement and each Other Agreement to which Seller or MCF Group is or is to become a party have been duly executed and delivered by Seller and MCF Group and constitute the legal, valid and binding obligations of Seller and MCF Group, enforceable against Seller and MCF Group in accordance with their respective terms.  Each of Seller and MCF Group has duly and validly authorized this Agreement and the Other Agreements to which it is or is to become a party and all of the Contemplated Transactions to be undertaken by it.

3.3           No Violation of Laws or Agreements; Legal Approvals; Consents. Except forth the Lease and the Equipment Lease, the execution and delivery of this Agreement and the Other Agreements and the consummation and compliance with the Contemplated Transactions by Seller or MCF Group does not and shall not, directly or indirectly (with or without notice or the lapse of time or both): (i) contravene, conflict with, or result in a violation of any provision of its Governing Documents or the resolutions adopted by its directors, managers or members; (b) contravene or conflict with, breach or constitute a violation of any provision of any contract, commitment, law, regulation, judgment, injunction, order or decree binding upon or applicable to MCF Group, Seller or the Assets; or (c) result in the creation or imposition of any Encumbrance on the Assets.  Except as set forth in this Agreement, no person is required to make, give or obtain any Legal Approvals or Consents in connection with the execution, delivery or performance by Seller and MCF Group of this Agreement or any Other Agreement or the consummation by Seller and MCF Group of the Contemplated Transactions.

3.4           Legal Proceedings.  No Legal Proceeding is pending or, to the knowledge of Seller or MCF Group, threatened against or affecting Seller, MCF Group or the Assets, which questions the validity of this Agreement or the Contemplated Transactions, or which might result, either individually or in the aggregate, in any material adverse change in the Business.  To the best of knowledge of MCF Group and Seller, no officer, director, agent, or employee of Seller is subject to any Legal Proceeding or Contract that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business or to the sale to Buyer of the Assets.

3.5           Contracts; Compliance.  Each Contract identified in Schedule 1.10 is a legal, valid and binding obligation of Seller and is in full force and effect.   Seller has provided to Buyer true, complete and correct copies of the Lease and the Equipment Lease.

3.6           Governmental Authorizations.  MCF Group and Seller have all Governmental Authorizations, if any, that are necessary to transfer the Assets to Buyer and carry out their obligations under this Agreement.

3.7           No Brokers.  Except for Covington for whose fees MCF Group is solely responsible, neither MCF Group nor Seller has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Seller, MCF Group or Buyer or their respective Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Contemplated Transactions. The Threshold for indemnity claims does not apply to this representation.

3.8           Title. Seller has good, valid and marketable title to all of the Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except liens for current taxes not yet due and payable. To the knowledge and belief of Seller and MCF Group, all leases, licenses, permits and authorizations in any manner related to the Assets or the Business and all other instruments, documents and agreements pursuant to which Seller has obtained the right to use any real or personal property in connection with the Business are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such instruments, documents or agreements any existing default or event which with notice or lapse of time, or both, would constitute a default and in respect of which Seller has not taken adequate steps to prevent a default from occurring.

3.9           Taxes., All federal, state and local tax returns, reports and statements (including all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax under laws of the United States or any state or municipal or political subdivision thereof) required to be filed in connection with the Business (the "Tax Returns") have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all such returns, reports and statements properly reflect the tax liabilities in relation to the Business for the periods, properties or events covered thereby; (b) all federal, state and local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, including those enumerated above in respect of the Tax Returns, which are called for by the Tax Returns, or claimed to be due by any taxing authority, or upon or measured by Seller’s properties, assets or income (the "Taxes"), have been properly accrued or paid; (c) Neither Seller nor MCF Group has received any notice of assessment or proposed assessment by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against Seller or any of its assets or properties; (d) there are no tax liens (other than any lien for current taxes not yet due and payable) on any of the Assets; (f) Neither Seller nor MCF Group has any knowledge of any basis for any additional assessment of any Taxes in relation to the Business; and (e) Seller has made all deposits required by law to be made with respect to employees’ withholding taxes.

3.10           Litigation. Except for the Vendor Liability described in Section 1.3, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to MCF Group or Seller’s knowledge and belief, threatened against Seller or MCF Group (in connection with the Business), the Assets, the Business, or the transactions contemplated by this Agreement, and to MCF Group’s and Seller’s knowledge and belief, there is not any basis for any such litigation, arbitration, investigation or proceeding. To Seller’s and MCF Group’s knowledge and belief, Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.

3.11           Operation in Ordinary Course. Since December 31, 2008, Seller and MCF Group have operated the Business in the ordinary course, have paid all payables when due and have not otherwise withdrawn any funds from the Seller’s bank accounts except for the agreed upon $150,000 on January 20, 2009. Post closing neither Seller nor MCF Group will withdraw any funds from such bank accounts without Buyer’s express written consent in each instance. The Threshold for indemnity claims does not apply to this representation and covenant.

3.12           Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Article III, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Seller or Assets, nor does Seller make any representations or warranties regarding Buyer’s ability to continue the Business or any customer relationships.  The Buyer acknowledges and agrees, that except as expressly set forth in this Article III, the Assets are sold to Buyer “as is,” “where-is” and with “all faults.”

3.13           Reliance. The Seller and MCF Group acknowledge that the Buyer is entering into this Agreement in reliance on their representations and warranties set forth in this article.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1           Organization.  Buyer is a limited liability company which has been duly organized, and in good standing under the laws of Massachusetts. Buyer has the power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations under this Agreement and under such Other Agreements.

4.2           Authorization; Enforceability.  This Agreement and each Other Agreement to which Buyer is or will become a party have been or will be duly executed and delivered by Buyer, and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.  All Contemplated Transactions to which Buyer is or is to become a party have been duly and validly authorized by all necessary proceedings by Buyer.

4.3           No Violation of Laws or Agreements; Legal Approvals; Consents.  Except for the Landlord with respect to the Lease and the Equipment Lessor , the execution and delivery of this Agreement and the Other Agreements and the consummation and compliance with the transactions, terms and conditions of this Agreement and the Other Agreements by Buyer will not, directly or indirectly (with or without notice or the lapse of time or both):  (i) contravene, conflict with or result in a violation of any provision of its Governing Documents or the resolutions adopted by its manager; or (ii) violate, or give any person the right to obtain any relief, or exercise any remedy under, any Legal Requirement to which Buyer is subject, or by which any of its assets may be bound or affected.

4.4           No Brokers.  Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Seller, Buyer or their respective affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Contemplated Transactions.

4.5           Operation in Ordinary Course. Since December 31, 2008, Seller has operated the Business in the ordinary course and has booked all revenue in accordance with past practices and deposited all checks promptly.

4.6           Seller’s Reliance.  The Buyer acknowledges that the Seller is entering into this Agreement in reliance on the Buyer’s representations and warranties set forth in this article.

ARTICLE V.
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; MUTUAL RELEASE

5.1           Survival of Representations.  All representations, warranties, covenants and obligations made by any Party in this Agreement are several and independent legal obligations and shall survive the Effective Date for a period 15 months  (“Survival Period”).

5.2           Indemnification by MCF Group and Seller.  Subject to the limitations imposed pursuant to Section 5.4 hereof, Seller and MCF Group, jointly and severally shall indemnify, defend, save and hold harmless Buyer and its officers, managers, members, directors, employees, agents and Affiliates, (each, a “Buyer Indemnitee”) from and against, and shall reimburse Buyer Indemnitees for, all Damages (collectively, “Buyer Damages”) directly or indirectly asserted against, imposed upon, resulting to, or incurred or required to be paid by any Buyer Indemnitee from or in connection with: (i) breach of any representation, warranty or covenant made by Seller or MCF Group pursuant to this Agreement; (ii) the non-performance, partial or total, of any covenant made by Seller pursuant to this Agreement; (iii) Seller’s operation of the Business prior to and on the Effective Date except with respect to any contracts assumed by Buyer; (iv) failure to pay when due the liabilities of the Seller other than the Assumed Liabilities, including without limitation the Vendor Liability, taxes and penalties assessed for periods prior to the Closing and amounts due under the Lease  and (iv) except as set forth in Section 1.9, claims of any type or nature relating to the employment of Seller’s employees prior to the Effective Date or any termination of such employment at or prior to the Effective Date; provided, however, with respect to (iv) above only, Seller shall have no obligation to indemnify for claims made for incidents or events that occurred prior to November 6, 2006.

5.3           Indemnification by Buyer.  Subject to the limitations imposed pursuant to Section 5.4 hereof, Buyer shall indemnify, defend, save and hold harmless Seller and its officers, directors, employees, Affiliates and agents (each, a “Seller Indemnitee”) from and against any and all Damages (collectively, “Seller Damages”) directly or indirectly asserted against, imposed upon, resulting to, or incurred or required to be paid by any Seller Indemnitee from or in connection with, (i) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer in connection with this Agreement or any Other Agreement to which Buyer is a party, (ii) a breach or nonperformance of any covenant or agreement made by Buyer in or in connection with this Agreement or in any Other Agreement to which Buyer is or is to become a party, or (iii) Buyer’s operation of the Business after the Effective Date.

5.4           Limitation on Indemnification and Liability.  Neither Party shall have the right to assert any claim for indemnification under this Agreement more than 15 months after the Effective Date and a claim for indemnification under the provisions enumerated herein must be asserted within Survival Period.  In no event shall the total, aggregate liability of the Seller and MCF Group to the Buyer Indemnitees or of the Buyer to the Seller Indemnitees and Seller under this Agreement or the Sublease, for any liabilities, whether in the nature of indemnification or otherwise, exceed $1,000,000.  Neither the Buyer Indemnitees nor the Seller Indemnitees shall be entitled to recover under Sections 5.2 or 5.3, respectively, for any amount of damages in excess of  $1,000,000 in the aggregate. This limitation on damages shall not apply with respect to any efforts to rescind this transaction by Seller, MCF Group or any of their successors, assigns, trustees, or legal representatives.  Moreover, neither Party shall have the right to assert any claim for indemnification under this Agreement unless and until the aggregate amount of all Buyer Damages or Seller Damages, as the case may be, exceed fifty thousand dollars ($50,000) (“Threshold”) and then the Buyer Indemnitees or the Seller Indemnitees, as the case may be, shall be entitled to recover only the amount of such damages in excess of such Threshold amount. The Threshold does not apply to claims for breach of Sections 3.7, 3.11 and 4.5. Neither Party may assert or recover consequential or special damages, including punitive damages or damages for lost profits.

5.5           Notice of Claims.  If any Buyer Indemnitee or any Seller Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred, or will suffer or incur, any Damage for which it is entitled to indemnification under this Article V, the Indemnified Party shall promptly notify the party or parties from whom indemnification is being claimed (the “Indemnifying Party”).  This notice shall specify the factual basis of the claim in reasonable detail in light of the circumstances then existing.  If any Legal Proceeding is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall notify the Indemnifying Party of such action or suit.

5.6           Third-Party Claims.

5.6.1               Notice.  Promptly after receipt by a person entitled to indemnity under Article VI (an “Indemnified Person”) of notice of the assertion of a third-party claim against it, such Indemnified Person shall give notice to the person obligated to indemnify under the applicable section thereof (an “Indemnifying Person”) of the assertion of such third-party claim.  If Indemnified Person fails to notify the Indemnifying Person of the claim, it will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such third-party claim is prejudiced by the Indemnified Person’s failure to give such notice.

5.6.2               Assumption of Defense.  If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 5.6.1 of the assertion of a third-party claim, the Indemnifying Person shall be entitled to participate in the defense of such third-party claim and, to the extent that it wishes, to assume the defense of such third-party claim.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such third-party claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article V for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such third-party claim, other than reasonable costs of investigation.  If the Indemnifying Person assumes the defense of a third-party claim, no compromise or settlement of such third-party claims may be effected by the Indemnifying Person without the Indemnified Person’s consent, unless (x) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any person; (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (z) the Indemnified Person shall have no liability with respect to any compromise or settlement of such third-party claims effected without its consent.  If notice is given to an Indemnifying Person of the assertion of any third-party claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such third-party claim, the Indemnifying Person will be bound by any determination made in such third-party claim or any compromise or settlement effected by the Indemnified Person.

5.6.3               Jurisdiction.  Notwithstanding the provisions of Section 7.5, Buyer and Seller each hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a third-party claim is brought against any Seller or Buyer Indemnified Person, as the case may be, for purposes of any claim that a Seller or Buyer Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on Seller or Buyer with respect to such a claim anywhere in the world.

5.6.4               Cooperation.  With respect to any third-party claim subject to indemnification under this Article V, (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other person fully informed of the status of such third-party claim and any related proceedings at all stages thereof where such person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.

5.6.5               Confidential Information; Privilege.  With respect to any third-party claim subject to indemnification under this Article V, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges.  In connection therewith, each Party agrees that: (i) it will use its commercially reasonable efforts, in respect of any third-party claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any Party hereto and counsel responsible for or participating in the defense of any third-party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

ARTICLE VI.
DEFINITIONS; CONSTRUCTION

6.1           Definitions.  The following terms have the meanings specified below or are defined in the sections referred to below.

 “Affiliate” means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person.  “Control” for this purpose means the possession, directly or indirectly, of more than twenty-five percent of the voting power of a person.

“Agreement” means this Asset Purchase Agreement, as it may be amended from time to time.

“Assumed Liabilities” is defined in Section 1.3.

“Assets” is defined in Section 1.2.

“Business” is defined in Recital A.

“Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in San Francisco are permitted or required to be closed.

“Buyer” means Panel Intelligence, LLC, a Massachusetts limited liability company.

“Buyer Damages” is defined in Section 5.2.

“Buyer Indemnitee” is defined in Section 5.2.

“Consent” means any registration, filing, declaration, application, rights of first refusal or notice to or with any person and any consent, approval, permit, qualification, waiver, waiting period, authorization, or action of or by any person other than a Governmental Body.  “Consent” shall include any consent, approval, waiver, authorization or other action required under any Contract or to prevent any assets or Liabilities of Seller from being in default, terminating, accelerating, revoking, suspending, canceling, losing or diminishing in value, changing in any respect or creating any Liability or giving any person any rights or remedies as a result of the consummation of the Contemplated Transactions.

“Contemplated Transactions” means the sale and purchase of the Assets and the transactions contemplated by this Agreement and the Other Agreements.

“Contract” is defined in Section 1.10.

“Damage” means any loss, demand, claim, allegation, assertion, action or cause of action, assessment, damage (including incidental and consequential damages), deficiency, Liability, cost, expense, diminution of value, fine, penalty, judgment, award or settlement, whether or not involving a third-party claim, including reasonable legal fees, interest, and any reasonable amount paid in investigation, defense or settlement of any of the foregoing.

“Deemed Average Price” is defined in Section 1.4.2.

 “Effective Date” is defined in the Preamble.

“Encumbrance” means any debt, mortgage, deed of trust, community or marital property interest, equitable interest, pledge, security interest, encumbrance, option, right of first option or refusal, agreement of sale, adverse claim, easement, lien, lease, assessment, restrictive covenant, Liability, encroachment, right-of-way, servitude, restriction on use or any other burden, charge or restriction of any kind or nature whatsoever, legal or equitable, or any item similar or related to the foregoing.

“Excluded Assets” is defined in Section 1.2.

“Governing Documents” means, with respect to any person who is not a natural person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter, organic, organization or governing documents or instruments of such person relating to the creation, formation, organization, management or operation of such person or relating to the rights, duties and obligations of the equity holders of such person.

“Governmental Authorization” means any permit, certificate, license, consent, waiver, franchise, privilege, approval, exception, variance, exemption, registration, filing or authorization required, or otherwise made available by or under the authority of, any applicable Legal Requirements or otherwise advisable in connection with the formation and operation of the Business.

“Governmental Body” means any nation, state, county, city, town, borough, village, district or other jurisdiction, court, tribunal, government, quasi-governmental authority of any nature, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality (foreign, federal, state, local or other political subdivision) or any body similar or related to the foregoing.

“Indemnified Party” is defined in Section 5.5.

“Indemnifying Party” is defined in Section 5.5.

“Landlord” is defined in Section 1.7.

“Lease” is defined in Section 1.7.

“Legal Approval” means any registration, filing, declaration, application, rights of first refusal or notice to or with any person and any consent, approval, permit, qualification, waiver, waiting period, authorization, Order or action of or by any Governmental Body.  “Legal Approval” shall include any consent, approval, waiver, authorization or other action required under any material contract of Seller or Governmental Authorization or to prevent any assets or Liabilities of Seller from being in default, terminating, accelerating, revoking, suspending, canceling, losing or diminishing in value, changing in any respect or creating any Liability or giving any person any rights or remedies as a result of the consummation of the Contemplated Transactions.

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative, or informal, public or private) or Order commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Legal Requirement” means any applicable international, multinational, national, foreign, federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule, regulation, requirement, standard, policy, guidance, treaty, judgment or Order of any kind or nature whatsoever including any public policy, judgment or principle of common law.

“Liability” with respect to any person or any property of such person, means any and all debt, liability or obligation of such person of any nature, kind, character or description whatsoever, whether or not due or to become due, known or unknown, accrued, unaccrued, fixed, absolute, matured, liquidated, asserted, conditional, secondary, potential, determined, determinable or contingent, executory, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested and whether or not incurred directly by such person or by any predecessor of such person, whether or not required to be accrued on the financial statements of such person and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service, setoff, recoupment, counterclaim or otherwise.

 “Order” means any order, award, decision, injunction, judgment, ruling, writ, assessment, decree, determination, subpoena, stipulation or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Other Agreement” means any other agreement or document contemplated by this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement, including the Sublease and all conveyance documents and instruments.

“Party” or “Parties” mean a party or the parties to this Agreement.

“Person” means and includes a natural person, a corporation, an association, and a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, a Governmental Body or any other legal entity.

“Purchase Price” is defined in Section 1.4.

“Purchased Shares” is defined in Section 1.4.2.

“Seller” means Panel Intelligence, LLC, a Delaware limited liability company.

“Seller Damages” is defined in Section 5.3.

“Seller Indemnitees” is defined in Section 5.3.

“Software” means all computer software programs and applications and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Sublease” is defined in Section 1.7.1.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other material contract.

6.2           Construction.  As used in this Agreement, unless a clear contrary intention applies:  (i) references to “Article” or “Section” are to an article or section of this Agreement, and references to “hereunder,” “hereof,” “hereto,” and words of similar import are references to this Agreement as a whole and not to any particular article, section or other provision hereof; (ii) references to the singular number includes the plural number, and vice versa, and reference to any gender includes each other gender; (iii) all “Exhibits” and “Schedules” referred to in this Agreement are to Exhibits and Schedules attached to this Agreement and are incorporated into this Agreement by reference and made a part of this Agreement; (iv) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (v) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (vi) the headings of the various articles, sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement; (vii) “knowledge” of a person means the actual knowledge of such person and the knowledge that a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation concerning the existence of the matters addressed; (viii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and shall include all addenda, exhibits and schedules thereto; (ix) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision, and (x) a “breach” of a representation, warranty, covenant or obligation of this Agreement or any instrument delivered in connection with this Agreement will include (A) a breach or inaccuracy of such representation or warranty, or a breach of, or noncompliance with, such covenant or obligation, or (B) any claim by any person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant or obligation, and the term “breach” means any such breach, inaccuracy, noncompliance, claim, occurrence or circumstance.

ARTICLE VII.
MISCELLANEOUS

7.1           Costs and Expenses.  Except as may be explicitly otherwise set forth in this Agreement, each of the parties shall pay its respective expenses, brokers’ fees and commissions.

7.2             Further Assurances.  After Effective Date, without further consideration, Seller shall take or cause to be taken such actions (including the execution, acknowledgment and deliver of instruments, documents, transfers, conveyances and assurances) as Buyer may request for the better conveying, transferring, assigning, delivering, assuring and confirming the Assets and the Contracts to be assigned to Buyer.

7.3           Notices.  All notices given or made in connection with this Agreement shall be in writing.  Delivery of written notices shall be effective:  (i) on the second Business Day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) on the next day after the date of dispatch, if sent by cable, facsimile or telecopy.  All deliveries shall be made to the following addresses:

(i)	if to Seller or MCF Group, to:

Panel Intelligence, LLC c/o Christopher Aguilar, General Counsel Merriman Curhan Ford Group, Inc. 600 California Street, 9th Floor San Francisco, CA 94108 Fax: (415) 723-7165

with a required copy to:

Mark H. Davis, Esq.
Gordon & Rees LLP
275 Battery Street, Suite 2000
San Francisco, CA 94111
1 (415) 986-5900
Telecopy: 1 (415) 986-8054

(ii)	if to Buyer, to:

Panel Intelligence, LLC
150 Cambridgepark Drive
Cambridge, Massachusetts 02410
Telecopy: (617) 532-5799
Attn: President

with a required copy to:

Peter Litman, Esq.
2 Arlington Rd.
Wellesley MA 02481

Any Party may change the address to which notice (or copies) to it shall be addressed by giving notice of that change to the other Parties in accordance with this Section.

7.4           Currency.  All currency references in this Agreement are to United States dollars, except where specified otherwise.

7.5           Governing Law and Arbitration.  This Agreement shall be governed by and construed under the laws of New York applicable to contracts made and to be performed entirely within the State of New York. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration in the City and County of San Francisco, before one arbitrator.  The arbitration shall be administered by JAMS.  Judgment on the award may be entered in any court having jurisdiction.  This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  Each Party will bear its own costs for arbitration.  The prevailing party in arbitration shall be entitled to reasonable attorneys’ fees.   The provisions of this Section 7.5 shall survive any termination of this Agreement.

7.6           Assignment.  This Agreement and all the rights and powers granted by this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.  This Agreement and the rights, interests and obligations under this Agreement may not be assigned by any Party without the prior written consent of the other Parties.

7.7           Consideration; Recitals.  The Parties acknowledge the mutual receipt and sufficiency of valuable consideration for the formation of the legally binding contract represented by this Agreement.  That consideration includes all of the representations, warranties, covenants and obligations contained in this Agreement.  The recitals set forth on page one of this Agreement are incorporated into this Agreement and made a part of this Agreement.

7.8           Venue.  In the event of any proceeding not covered by Section 9.5, Each Party submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of California and of any California state court sitting in the City and County of San Francisco for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each Party irrevocably waives any objection that it may now or hereafter have to the laying of venue in any proceeding brought in such a court, and any claim that any such proceeding was brought in an inconvenient forum.

7.9           Amendment and Waiver; Cumulative Effect.  To be effective, any amendment or waiver under this Agreement must be in writing and signed by the Party against whom enforcement of the same is sought.  Neither the failure of any Party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other Party with its obligations under this Agreement, nor any custom or practice of the Parties at variance with the terms of this Agreement, shall constitute a waiver by such Party of its right to exercise any such right, power or remedy or to demand such compliance.  To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.10           Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Schedules and Exhibits set forth a complete and exclusive statement of all of the promises, covenants, agreements, conditions and undertakings between the Parties with respect to the subject matter of this Agreement.  This Agreement supersedes all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, among the Parties.  Except for the provisions of Sections 5.2 and 5.3 relating to Buyer Indemnitees and Seller Indemnitees, this Agreement is not intended to confer upon any person other than the Parties any rights or remedies under this Agreement.

7.11           Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Legal Requirement in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party, (i) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (ii) all other terms, conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Contemplated Transactions are fulfilled to the fullest extent possible.

7.12           Counterparts.  This Agreement may be executed in more than one counterparts each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or by .pdf shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

The Parties, each intending to be legally bound by this Agreement, have executed this Agreement effective as of the first date identified in the first sentence of this Agreement.

BUYER

PANEL INTELLIGENCE, LLC
a Massachusetts limited liability company

By:
Name:	William J. Febbo
Title	President

SELLER

PANEL INTELLIGENCE, LLC
a Delaware limited liability company

By:
Name:	Peter Coleman
Title:	Chief Financial Officer

MERRIMAN CURHAN FORD GROUP, INC.
a Delaware corporation

By:
Name:	Peter Coleman
Title:	Chief Financial Officer

SCHEDULES AND EXHIBITS

Schedule 1.2	Assets and Excluded Assets
Schedule 1.3	Assumed Liabilities
Schedule 1.9	Employees
Schedule 1.10	Contracts
Schedule 2.1	Allocation of Purchase Price

Schedule 1.2

Assets

The acquired Assets include but are not limited to:
1.            All Seller’s Confidential Information and Intellectual Property, including but not    limited to, Company’s website, common law and registered trademarks, copyrights, trade secrets, tradename “Panel Intelligence” related to the Business.
2.	The library of reports prepared by Company as part of the Business.
3.	All Seller’s accounts receivable
4.	All Seller’s prepaid expenses
5.	All Seller’s revenue in excess of billings
6.	All Seller’s contract rights including those referenced in Section 1.10 of the Agreement
7.	All Seller’s relationships with customers and vendors
8.	All seller’s rights to the equipment, computers, phone systems, furniture, fixtures and other personal property located at Seller’s Cambridge office
9.	Seller’s Bank of America account number 004611935395 and all cash therein at closing
10.	All Seller’s contract rights
11.	All Seller’s Governmental Authorizations used in the conduct of the Business and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer
12.	All Seller’s telephone, telecopy and e-mail addresses and listings, web addresses and websites.
13.	All insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Date, unless expended in accordance with this Agreement.
14.	All claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent
15.	Community database consisting of experts contact information( both contacts within website database and any files within the PI servers pertaining to PI work)
16.	Technology platform and all licenses associated with both the qualitative and quantitative research services
17.	All trademarks and websites previously owned by MedPanel and formed during the last 2 years at Panel Intelligence.
18.	All content within the Panel Intelligence and MedPanel library generated by clients in the financial sector
19.	All client lists within SALESFORCE.com (CRM) dedicated to Panel Intelligence
20.	All marketing materials (including the booth, brochures, etc…)
21.	All pre-existing Panel Intelligence work product and client project

Excluded Assets

The following constitute the Assets being excluded from transfer to Buyer in addition to the other excluded items listed in Section 1.2.

1.	All minute books, ownership records, and company seals.
2.	All insurance policies and rights thereunder (except to the extent assigned to Buyer).
3.	All personnel records and other records that Seller is required by law to retain in its possession.
4.	All claims for refund of prepaid Taxes and other governmental charges of whatever nature.
5.	All rights in connection with and assets of any employee plans.

Schedule 1.3

Assumed Liabilities

The following constitute Assumed Liabilities being assumed by Buyer in addition to those listed or described in Section 1.3.

A.	The obligations under the contracts and agreements assumed under Section 1.7.
B.	Seller’s accounts payable as of the Closing
C.	Seller’s accrued expenses as of the Closing
D.	Seller’s deferred revenue as of the closing

Schedule2.6

Allocation of Purchase Price

This is an estimate based on unaudited December 31, 2008 numbers. The parties will adjust this schedule no later than March 31, 2009 to reflect actual numbers as of January 30, 2009. Adjustments to this schedule have no impact on the purchase price for the Assets, which is fixed as of the date hereof.

		Allocated
	Assets	Purchase Price
Cash	222,891	222,891
Accounts Receivable, Net	1,102,681	1,102,681
Prepaid Expenses	59,091	59,091
Revenue in excess of Billings	126,375	126,375
Fixed Assets	163,505	163,505
Deposit	750	750
Goodwill		474,332

	1,675,293	2,149,625

Schedule 1.10
Contracts

1.	Agreement between Panel Intelligence, LLC, Delaware, and Tremblant Capital, LP, dated April 23, 2008.

2.	Agreement between Panel Intelligence, LLC, Delaware, and OrbiMed Advisors, LLC, dated March 6, 2008.

3.	Agreement between Panel Intelligence, LLC, Delaware, and Manning & Napier, dated June 20, 2008.

4.	Agreement between Panel Intelligence, LLC, Delaware, and Merlin Biomed Group, dated January 15, 2009.

5.	All biopharma industry and financial industry client individual project proposals.

6.	Agreement between Panel Intelligence, LLC, Delaware, and Vericenter (nka SunGard), dated June 29, 2007.

7.	Agreement between Panel Intelligence, LLC, Delaware, and pharmalicensing.com, dated November 24, 2008.

Schedule 1.9
Employees

Name	Job Title
Benson, Deirdre	Mngr Research Service
Bernard, Janet	VP Community Develop
Brick, Howard	Chief Operating Officer
Crane, Benjamin	Analyst, Research
Debaryshe, Mary Lou	Director of Product
Elias, Angela	Dir Research Service
Fahy, Kristin	Director
Febbo, William	CEO, Panel Intelligence
Hawver, Michael	IT Manager
Kosloff, Janet	Sr. VP Sales
Lesgold, Sarah	Analyst
Loyd, Leanne	Manager, Recruitment
Moyer, Philip	Associate
Packard, Scott	Vice President
Poulos, Kathleen	VP, Sales
Sadasivan, Ravi	Analyst, Research
Stein, Heather	Senior Director

TABLE OF CONTENTS
Page

ARTICLE I.	THE SALE AND PURCHASE TRANSACTION; TERMINATION OF MEMBERSHIP AGREEMENT		2
	1.1	Sale and Purchase of Assets	2
	1.2	Assets Defined	2
	1.3	Purchase Price; Payment	2
	1.4	Security Agreement	2
	1.5	Deliveries	3
	1.8	Tradenames, Trademarks, and Service Marks	3
	1.9	Employees and Key Management	4
	1.10	Assignment of Contracts	4
	1.11	Allocation of Expenses	4
	1.12	Waiver and Termination of Membership Agreement	4
ARTICLE II.	CERTAIN COVENANTS		5
	2.1	Certain Tax Matters	5
	2.2	Publicity	5
	2.3	Confidentiality; Privilege	5
	2.4	Retention of Records	6
ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF SELLER		6
	3.1	Organization; Qualification	6
	3.2	Authorization; Enforceability	6
	3.3	No Violation of Laws or Agreements; Legal Approvals; Consents	6
	3.4	Legal Proceedings	7
	3.5	Contracts; Compliance	7
	3.6	Governmental Authorizations	7
	3.7	Disclaimer of Other Representations and Warranties	7
ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF BUYER		9
	4.1	Organization	9
	4.2	Authorization; Enforceability	9
	4.3	No Violation of Laws or Agreements; Legal Approvals; Consents	9
ARTICLE V.	SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; MUTUAL RELEASE		10
	5.1	Survival of Representations	10
	5.2	Indemnification by Seller	10
	5.3	Indemnification by Buyer	10
	5.4	Limitation on Indemnification and Liability	10
	5.5	Notice of Claims	11
	5.6	Third-Party Claims.	11
ARTICLE VI.	DEFINITIONS; CONSTRUCTION		12
	6.1	Definitions	12
	6.2	Construction	16

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TABLE OF CONTENTS
(continued)

Page

ARTICLE VII.	MISCELLANEOUS		16
	7.1	Costs and Expenses	16
	7.2	Further Assurances	16
	7.3	Notices	16
	7.4	Currency	17
	7.5	Governing Law and Arbitration	17
	7.6	Assignment	18
	7.7	Consideration; Recitals	18
	7.8	Venue	18
	7.9	Amendment and Waiver; Cumulative Effect	18
	7.10	Entire Agreement; No Third-Party Beneficiaries	18
	7.11	Severability	19
	7.12	Counterparts	20

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